SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): October 4, 2012

VANITY EVENTS HOLDING, INC.

 (Exact name of Company as specified in charter)

Delaware	000- 52524	90-0821117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1111 Kane Concourse, Suite 304
Bay Harbor Islands, FL  33154
(Address of principal executive offices) (zip code)

 (786) 530-2164
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Company under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 4, 2012, Lloyd Lapidus resigned as chairman, interim chief executive officer and director of Vanity Events Holding, Inc. (the “Company”), effective immediately. There was no disagreement or dispute between Mr. Lapidus and the Company which led to his resignation.

On October 9, 2012, the board of directors of the Company appointed Phil Ellett to serve as chairman, chief executive officer, chief financial officer and director of the Company.  There is no understanding or arrangement between Mr. Ellett and any other person pursuant to which he was selected as an executive officer or a director.  Mr. Ellett does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.

Since December 2010 Mr. Ellett has been an independent consultant providing executive management services to a number of domestic and international companies. From November 2009 until November 2010, Mr. Ellett was chief executive officer of Blackhawk Healthcare, a hospital management company.  From December 2006 through February 2009, Mr. Ellett was chief executive officer and director of Innovative Software Technologies, Inc. (INIV), a software services company.  From 2002 to 2004, Mr. Ellett served as president and CEO of Realvue, Inc. (f/k/a/ Soft Mountain), a software developer. From 2001 to 2002, he served as Senior Vice President of Sales at Motive Computing, a software developer. From 2000 to 2001, Mr. Ellett was an investor and served as President and CEO of Netier, Inc. a manufacturer of thin client computers, which was subsequently sold to Wyse, Inc. From 1996 to 2000, Mr. Ellett held various positions with Ingram Micro, Inc., a computer products distributor, serving as President of Europe for three years and President of the Americas for the final year of his tenure. Mr. Ellett received his Higher National Certificate in Electrical and Electronic Engineering in 1977 from Slough College of Technology in England.  Mr. Ellet served as a director of  Biofina Group from September 2010 thru August 2011.  Mr. Ellett served as a director of Diatect International Corporation (DTCT) from April 2008 thru November 2009.

Item 9.01    Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Letter of Resignation from Lloyd Lapidus, dated October 4, 2012

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANITY EVENTS HOLDING, INC.

Dated: October 10, 2012	By:	/s/ Scott Weiselberg
Name: Scott Weiselberg
Title: Authorized Signatory